Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made between HARVEY BROWNLEE (“Employee”) and BEF MANAGEMENT, INC., an Ohio corporation (“Bob Evans” or the “Company”).

WHEREAS, the parties acknowledge it is in their individual and mutual best interests to fully dispose of any and all claims between them arising out of Employee’s employment with and separation from the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1. Separation Date. Employee and Bob Evans acknowledge and agree that the Employee’s last day of employment with the Company is August 16, 2013 (“Separation Date”).

2. Consideration for Release. In consideration for Employee’s (i) release of any and all claims Employee may have against the Company, if any, and (ii) adherence to each of the terms and conditions of this Agreement, and provided that Employee has executed this Agreement and has not later revoked the Agreement as provided herein, the Parties agree that the Company shall make a lump sum payment to Employee in the amount of Three Hundred Seventy-Five Thousand Dollars and Zero Cents ($375,000.00), less appropriate deductions and tax withholding amounts. A check for such amount will be delivered to Employee within ten (10) business days after Bob Evans (via Pam Kuryla) receives a signed and notarized original Agreement as set forth in Paragraph 13.2 below.

(a)	Other Benefits, Plans and Agreements. All other benefits and remuneration of any kind, including bonus plans, life insurance and long term disability insurance, company car and/or car and gas allowances, shall terminate effective on the Separation Date, except (i) medical and dental insurance coverage, including flexible spending account and employee assistance program access, which will terminate on August 31, 2013; (ii) any accrued and vested rights Employee may have in any outstanding equity awards (including options), Bob Evans’ 401(k) Retirement Plan, the Bob Evans Farms Third Amended and Restated Executive Deferral Program (“BEEDP”), and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan (“SERP”); and (iii) as otherwise provided for in this Agreement. Except for compensation and benefits provided for in this Agreement (including Employees rights with respect to any vested equity awards of Employee), Employee acknowledges and agrees that the Company has paid Employee all wages, salary, benefits and other compensation (including any accrued but unpaid vacation pay) to which Employee is entitled and owed and is not entitled to receive any other compensation or benefits of any sort from the Company and its affiliates, or their respective officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits. Employee also understands and agrees that, by entering into this Agreement, any and all rights Employee had, have or may hereafter have, under any and all change in control agreements between Employee and the Company are hereby revoked, extinguished and released.

3. Confidential Information.

3.1. Without the written consent of the Company, Employee shall not use or divulge, furnish, disclose or make accessible (other than for the benefit of the Company and its affiliates) to any person or organization for use in any way any Confidential Information (as defined herein) of the Company or its affiliates.

3.2. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates, including without limitation: trade secrets (as defined by the laws of the State of Ohio); business plans; financial information; accounting data; employment or employee-related information; marketing plans and information; sales information (including sales records, plans and projections); pricing information; supplier and customer (current and prospective) information; product information (including new products, recipes, formulas and samples); information related to the siting of new or existing restaurants; information related to the design or construction of the Company’s restaurants or plants; manufacturing processes; hiring and recruitment information; all information relating to the Company’s goods and services; research and development information; legal information (including legal issues, cases and strategies) or other information, technology, data and materials, disclosed verbally or in writing by the Company and its affiliates to Employee. “Confidential Information” does not include information that is or becomes generally available to the public, other than through disclosure by Employee.

3.3. Employee acknowledges that any information shall be presumed to be Confidential Information if the Company takes or has taken measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by the Company to have access thereto for limited purposes.

3.4. All information disclosed to Employee or to which Employee obtains or has obtained access to during the period of Employee’s employment, which Employee has a reasonable basis to believe to be Confidential Information, shall be presumed to be Confidential Information.

3.5. Upon Employee’s separation from the Company, all records of Confidential Information, including, but not limited to, all notes, memos, plans, records, letters, reports or other tangible materials, including copies thereof, in Employee’s possession, and including any and all documents and copies thereof provided to Employee’s attorney, whether prepared by Employee or by others, shall be left with, or delivered by Separation Date to the Company. Notwithstanding the foregoing, Employee may retain any and all documents relating to his compensation and benefits, including, but not limited to, documents relating to the health insurance plan, outstanding equity awards, the 401(k) Retirement Plan, and the BEEDP.

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3.6. Employee agrees, unless compelled by legal process, not to discuss with any person or entity, including any current, future or former employees of the Company and its affiliates (collectively, “Company Employees”), their attorney(s) or other representatives, any information concerning: (i) the existing, former or potential claims of any Company Employees against the Company and/or any of its affiliates, and its or their past present or future stockholders, officers, directors, parents, subsidiaries, divisions, successors, assigns, employees, managers, members, agents or representatives (collectively, “Related Parties”) or (ii) any Confidential Information, including the business sensitive policies, personnel or business practices of Company and its Related Parties. If Employee is compelled to give testimony pursuant to legal process, Employee shall immediately notify the Company as soon as Employee becomes aware of such legal process pursuant to Paragraph 21.

3.7. Employee understands and agrees that, even after his employment with the Company ends, he is still bound by the provisions of the Company’s “Policy Statement Against Insider Trading,” which provides, in relevant part, that:

This Policy Statement continues to apply to your transactions in our securities even after your service with us ends. If you are aware of material nonpublic information when your service ends with us, you may not disclose such information or otherwise trade in our securities until that information has become public or is no longer material.

Additionally, Employee, in his capacity as a Section 16 filer with the Company, shall continue to have certain obligations and restrictions imposed upon him under applicable securities laws as a result of being designated a Section 16 filer of the Company. Employee should consult with his attorney regarding those obligations or restrictions prior to trading in the Company’s stock.

4. Cooperation. Employee agrees to cooperate fully with the Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with the Company, and agrees to provide full and accurate information with respect to same. Employee further agrees not to counsel or otherwise assist any party in investigating, pursuing, prosecuting, or maintaining any claim, charge, or lawsuit against the Company or any of its Related Parties, and will not provide any information to any outside parties concerning the Company and its Related Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order pursuant to Paragraph 21.

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5. Confidentiality. Employee agrees not to, at any time, talk about, write about or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (i) an attorney, accountant, or other advisor engaged by Employee to advise him; (ii) the Internal Revenue Service or other governmental agency; and (iii) his immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others. Nothing in this paragraph shall be construed to prohibit Employee from disclosing to potential employers the existence of this Agreement and the general nature of its provisions.

6. Non-Competition. Employee covenants and agrees that for a period of one (1) year following Employee’s Separation Date, Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which Employee owns less than three percent (3%) of any class of outstanding securities), membership, affiliation, association, or any other representative or individual capacity, engage in or render, or agree to engage in or render, any services to any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any of the following companies: Cracker Barrel, IHOP, Perkins, Denny’s, Waffle House, Applebee’s, Friendly’s, First Watch, Frisch’s Big Boy, Golden Corral, Tim Horton’s, Luby’s, Village Inn, Buffets, Inc., and Panera. Without limiting the generality of the foregoing, the parties agree that certain of the aforementioned brands are owned by holding companies, and it shall not be a violation of this covenant for Employee to accept employment with a brand not listed above, but under common ownership with the holding company that does own a brand listed above. By way of example, ABRH owns O’Charley’s and Village Inn, and nothing herein is intended to preclude Employee from accepting employment with O’Charley’s (or any other brand owned by ABRH and not listed herein). For clarification purposes, the Parties agree that this Paragraph does not apply to Employee being an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or other kind of owner of a franchise(s) of any restaurant which is not a Competing Business. The Parties further agree that the above clarification also applies to the non-compete provision evidencing any of Employee’s equity awards.

7. Agreement Not to Solicit Employees. Employee agrees that during the one-year (1) period following his Separation Date, he shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit any person then employed by the Company or any of its affiliates, to seek employment with Employee or with any employer for which Employee works or is otherwise affiliated.

8. No Disparagement. Employee agrees that he shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or its Related Parties. Bob Evans agrees that its board members, officers and senior executives shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Employee.

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9. Release of Claims.

9.1. In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its Related Parties, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had or now has against said Company and its Related Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date Employee signed this Agreement, including, without limitation of the generality of the foregoing, any and all claims which are related to Employee’s employment with the Company and the termination thereof, and any and all rights which Employee has or may have under the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; 42 U.S.C. §1981; the Americans With Disabilities Act; Ohio Revised Code Sections 4101.17 and 4112.02 et seq. and other federal and state statutes which regulate or pertain to employment; and the laws of contract, torts, and other subjects. Nothing contained herein shall be construed as a waiver or release of Employee’s accrued and vested rights in the Company’s 401(k) Retirement Plan, any outstanding equity awards, or the BEEDP.

9.2. It is hereto agreed that this Agreement constitutes, among other things and except to the extent that rights are retained as noted above, a full and complete release of any and all claims which Employee may have against the Company or its Related Parties, upon or by reason of any matter or thing whatsoever which has occurred prior to the signature date of this Agreement, including without limitation all age discrimination claims under the Age Discrimination in Employment Act, as amended, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. Employee expressly and knowingly waives his right to file any civil action, as a class member or individually, or to receive any monetary award arising therefrom related to any claims Employee may have against the Company or its Related Parties which are released hereunder, including without limitation any matters arising out of or relating to Employee’s employment with or separation from Bob Evans.

9.3. Notwithstanding the foregoing provisions of Paragraph 10, Employee understands that Employee is not waiving any claims and rights that may arise after the date of this waiver. Employee further understands that this does not limit Employee’s right to file a charge with an agency or to participate in any agency’s investigation; however, Employee waives his right to recover any damages should any agency ever pursue a claim on his behalf. Employee further understands that this does not limit Employee’s right to seek a judicial determination of the validity of this waiver or to test the knowing and voluntary nature of this waiver.

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10. No Acknowledgment of Liability. It is understood that this Agreement is, among other things, a compromise of disputed claims, and no party, by entering into this Agreement, acknowledges the validity of the other’s claims or defenses, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by the Company or its Related Parties of any liability whatsoever to Employee or any other person or entity.

11. Remedies for Breach by Employee. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Paragraphs 3, 7, 8, and 9. Employee agrees that any breach of this Agreement by Employee would cause the Company and/or its Related Parties great and irreparable injury and damage, the actual amount of which cannot be reasonably or adequately compensated in damages in an action at law. Employee acknowledges that the Company shall, therefore, be entitled, in addition to any other remedies that it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of the Employee hereunder. In addition to any and all other remedies available to the Company, Employee agrees that the Company shall be entitled to recover from Employee liquidated damages in an amount no less than Twenty—Five Thousand Dollars ($25,000.00) per breach of this Agreement. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies that the Company may have.

12. Employee’s Acknowledgments.

12.1. Employee states and represents that he has carefully read this Agreement and knows the contents thereof, and that he has executed the same as his own free act and deed.

12.2 Employee acknowledges that he has been and is hereby advised in writing to consult with an attorney concerning this Agreement and that he had the opportunity to seek the advice of legal counsel in connection with the negotiation and execution of this Agreement. Employee further acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained in this Agreement upon his legal rights. Employee acknowledges that he has been given forty-five (45) days from the date of receipt of the Agreement to consider whether to sign the Agreement, and that he may revoke his signature at any time before expiration of seven (7) days after he signs the Agreement. To revoke his signature and the Agreement, Employee shall notify the Company pursuant to Paragraph 21 by no later than 5:00 p.m. EST on the seventh (7th) day after he signs the Agreement. This Agreement becomes effective upon the expiration of seven (7) days after Employee signs the Agreement. Employee must return a signed and notarized original Agreement to Pamela Kuryla, Bob Evans Farms, 3776 South High Street, Columbus, Ohio 43207.

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12.3 Employee agrees that he has: (i) received all compensation due him as a result of services performed for the Company with the receipt of his final paycheck; (ii) reported to the Company any and all work-related injuries incurred by Employee during his employment by the Company; and (iii) been provided any leave of absence due to his or a family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

12.4 Employee agrees that he is solely liable for any and all income tax, other taxes, or assessments owed by Employee in connection with any payment made pursuant to this Agreement. Employee further warrants that he is not a Medicare beneficiary as of the date of this release and that, as a result, no conditional payments have been made by Medicare.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio. If any provision or provisions hereof shall at any time be found or declared invalid or unenforceable, such finding or declaration shall not impair the remaining provisions hereof, but the same shall remain valid and enforceable.

14. Successors and Assigns. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company’s obligations and agreements under this Agreement shall be binding upon the Company’s affiliates, divisions, successors, and assigns and shall inure to the benefit of Employee’s heirs, executors, and assigns.

15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof, except as otherwise provided herein. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by the party affected.

16. Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

17. Interpretation. In this Agreement, (i) the word “including” means including without limiting the generality of any description preceding such term and (ii) references to any agreement or plan means such agreement or plan as amended and modified and in effect from time to time in accordance with the terms of such agreement or plan.

18. Withholding Taxes. The Company may withhold from all compensation payable pursuant hereto all sums required to be withheld under all federal, state and city laws, or governmental regulation or ruling, with respect to payment of compensation, benefits or perquisites.

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19. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

20. Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four (4) days after being mailed by registered or certified mail, return receipt requested, or one (1) day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

If to the Company, to:

BEF Management, Inc.

3776 South High Street

Columbus, OH 43207

Attention: Colin Daly, Legal Department

Fax: (614) 409-2467

With copies to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attention: Jonathan Vaughn

Fax: (614) 719-5010

Or to such other address as such party may indicate by a notice delivered to the other party hereto.

21. Code Section 409A. This Agreement shall be interpreted and construed to reflect the intent of the Company that this Agreement be classified as a short-term deferral arrangement exempt from the provisions of Code Section 409A. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of this Agreement, and the Company shall not under any circumstances have any liability to the Employee, or other person for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A. Each payment of any compensation or benefit provided for in this Agreement, including benefit payable in installments, shall be treated as a separate payment for purpose of Code section 409A, to the extent, if any, it may be applicable.

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22. Employee acknowledges that he has carefully read and fully understands all the provisions of this Agreement, that he has been given forty-five (45) days in which to consider this Agreement and will have seven (7) days to revoke acceptance after signing this Agreement. Employee is advised to consult with an attorney of Employee’s own choosing before signing this Agreement.

The group of individuals covered by the severance program includes Harvey Brownlee, Executive Vice President Chief Restaurant Operations Officer, and director-level and above BEF Management, Inc. employees in the Restaurant Operations Department and the Real Estate Department who directly report to Harvey Brownlee whose employment is terminated in the reduction in force on August 8, 2013 and August 16, 2013. All employees in the Company whose employment is being terminated are eligible for the severance program. Attached to this Agreement as Exhibit A are disclosures about the covered group.

IN WITNESS WHEREOF, THE UNDERSIGNED, HAVING READ THIS SEVERANCE AGREEMENT AND GENERAL RELEASE AND UNDERSTANDING THE TERMS CONTAINED HEREIN, DOES KNOWINGLY, VOLUNTARILY, AND FREELY SIGN AS OF THE DATE SET FORTH BELOW.

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Harvey Brownlee and the Company hereby enter into this Severance Agreement and General Release as indicated by their signatures below.

/s/ Harvey Brownlee
Harvey Brownlee

STATE OF OHIO	:
: SS
COUNTY OF FRANKLIN	:

The foregoing instrument was acknowledged before me this 17th day of             Sept.            , 2013 by Harvey Brownlee.

/s/ Tracy Lewis
Notary Public

BEF MANAGEMENT, INC.

By:	/s/ Joe R. Eulberg
Joe R. Eulberg
Its:	Executive Vice President, HR

STATE OF OHIO	:
: SS
COUNTY OF FRANKLIN	:

The foregoing instrument was acknowledged before me this 17th day of             September            , 2013 by Joe R. Eulberg, Executive Vice President, HR, of BEF Management, Inc. on behalf of the Company.

/s/ Emily Racey
Notary Public

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